                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  X

Filed by a party other than the registrant

Check the appropriate box:
  Preliminary proxy statement
X Definitive proxy statement
  Definitive additional materials
  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  LESCO, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  LESCO, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

X  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
   $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
           Not Applicable

(2)      Aggregate number of securities to which transaction applies:
           Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
           Not Applicable

(4)      Proposed maximum aggregate value of transaction:
           Not Applicable

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:
           Not Applicable

(2)      Form, schedule or registration statement no.:
           Not Applicable

(3)      Filing party:
           Not Applicable

(4)     Date filed:
           Not Applicable

                                  LESCO, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD MAY 17, 1995

                                                                  APRIL 13, 1995

TO THE SHAREHOLDERS OF
LESCO, INC.:

                 The annual meeting of the shareholders of LESCO, Inc., an Ohio corporation (the "Company") will be held at the offices of the Company, 20005 Lake Road, Rocky River, Ohio 44116 on Wednesday, May 17, 1995 at 9:30 a.m., Cleveland time, for the following purposes:

         1. To elect Directors, each to hold office for a one-year term and until his successor is elected and qualified.

         2. To consider and act upon a proposal to adopt the LESCO, Inc. Directors' Stock Option Plan.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 7, 1995 will be entitled to notice of and to vote at the meeting. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.


                                        By Order of the Board of Directors,




                                        DANIEL G. DUNSTAN, Secretary

                                   LESCO,INC.

                                20005 LAKE ROAD
                            ROCKY RIVER, OHIO 44116


                                PROXY STATEMENT




                                                                  April 13, 1995


                              GENERAL INFORMATION


                 This proxy statement is furnished in connection with the solicitation of proxies to be used at the annual meeting of shareholders (the "Annual Meeting") of LESCO, Inc., an Ohio corporation (the "Company"), to be held at the offices of the Company, 20005 Lake Road, Rocky River, Ohio, on Wednesday, May 17, 1995, at 9:30 a.m., local time, and at any adjournment thereof. This proxy statement and the accompanying notice and proxy, together with the Company's Annual Report to Shareholders for the year ended December 31, 1994, are first being sent to shareholders on or about April 13, 1995.

                 The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of proxies will be borne by the Company. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred by them in sending proxy materials to the beneficial owners of the Company's Common Shares, without par value (the "Common Shares").

                 If the enclosed proxy is properly executed and returned, the Common Shares represented thereby will be voted in accordance with any directions properly specified therein. If no directions are indicated, the Common Shares will be voted to elect the directors set forth under "Election of Directors" below and FOR the proposal to approve the LESCO, Inc. Directors' Stock Option Plan. A shareholder's presence alone at the Annual Meeting will not operate to revoke that shareholder's proxy. The proxy is revocable by a shareholder at any time insofar as it has not been exercised by giving notice to the Company in writing or in open meeting.

                 The close of business on April 7, 1995, has been fixed as the record date for the determination (the "Record Date") of shareholders entitled to notice of and to vote at the Annual Meeting. At that time, the Company's voting securities outstanding consisted of 7,803,763 Common Shares, each of which is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of persons entitled to vote a majority of the Common Shares outstanding will constitute a quorum for the conduct of all business to be considered at the annual meeting.

                             ELECTION OF DIRECTORS

                 The Code of Regulations of the Company (the "Code") fixes the number of Directors at nine but authorizes the Board of Directors to increase or decrease the number of Directors by not more than two. The Code also authorizes the Board of Directors to fill any vacancy by the affirmative vote of a majority of the Directors then in office. In accordance with those provisions, Stanley M. Fisher was elected to fill the vacancy created by the death of James I. FitzGibbon in October 1994, and the Board increased the number of directors from nine to eleven and elected Drexel Bunch and J. Martin Erbaugh to the Board. Each Director elected serves until the next annual meeting and until his successor is elected and qualified.

                 The Board of Directors of the Company, through the Nominating Committee, has nominated the persons listed below for election as Directors.
If any nominee declines or is unable to serve (which the Board of Directors has no reason to expect), the persons named in the accompanying Proxy intend to vote for the balance of those nominees named, and, if they deem it advisable, for a substitute nominee.

                 The following table sets forth information with respect to each nominee:


                                                                                                DIRECTOR
                                                                                                CONTINUOUSLY
NAME                             AGE       POSITION                                             SINCE
William A. Foley                 47        Chairman of the Board of                             1993
                                           Directors, President and
                                           Chief Executive Officer

Daniel G. Dunstan                51        Executive Vice-President,                            1977
                                           Chief Operating Officer,
                                           Chief Accounting and
                                           Financial Officer,
                                           Secretary and Director

Robert F. Burkhardt              58        Consultant and Director                              1963


Paul H. Carleton                 47        Director                                             1984

William B. Nicol                 77        Director                                             1984

David H. Clark                   66        Director                                             1985

Karl E. Ware                     68        Director                                             1987

F. Leon Herron, Jr.              73        Director                                             1991

Stanley M. Fisher                67        Director                                             1994

Drexel Bunch                     50        Director                                             1995

J. Martin Erbaugh                46        Director                                             1995

                 During 1994, the Board of Directors of the Company met, or took unanimous written action in lieu of a meeting, on six occasions. No director attended less than 75% of the meetings of the Board of Directors and committees of which he was a member held during 1994.

                 The Company has an Audit Committee that reviews, with the Company's independent auditors, the audit plans, the results of the audit engagement and the adequacy of the Company's internal accounting controls. The Audit Committee, which consisted of William B. Nicol, Chairman, Paul H. Carleton, and David H. Clark, met two times during 1994.

                 During 1994, the Company had a Compensation Committee which was responsible for determining executive compensation and administering the Company's compensation plans. The Compensation Committee consisted of David H. Clark, Chairman, Karl E. Ware, F. Leon Herron, Jr. and Paul H. Carleton. This
committee met four times during 1994.   In March 1995, the Board of Directors
replaced the Compensation Committee with a Compensation and Governance Committee, which consists of J. Martin Erbaugh, Chairman, David H. Clark, Drexel Bunch and Stanley M. Fisher.

                 The Nominating Committee consisted of William B. Nicol, James
I. FitzGibbon and William A. Foley prior to Mr. FitzGibbon's death, and consisted of Karl E. Ware, Paul H. Carleton and William A. Foley thereafter. The Nominating Committee nominates candidates for election to the Board of Directors and will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as Directors. The Nominating Committee met two times during 1994.

                  Ohio law provides that if notice in writing is given by any shareholder to the President or a Vice-President or the Secretary of the Company not less than forty-eight hours before the time fixed for holding the Annual Meeting, which states that the shareholder desires that the voting at such election be cumulative, and an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, then each shareholder will have cumulative voting rights in the election of directors. If cumulative voting is invoked: (i) each shareholder will be entitled to cast an aggregate number of votes in the election of Directors determined by multiplying the number of persons to be elected by the number of shares the shareholder holds as of the Record Date and to distribute such votes among nominees in any fashion the shareholder sees fit; and (ii) unless express contrary instructions are given therein, a proxy in the enclosed form will include discretionary authority to cumulate votes and distribute them among persons nominated by the Board of Directors in such fashion as the proxies believe will maximize the number of such nominees elected. If cumulative voting is not invoked, each shareholder will be entitled to cast for any nominee (up to the number of nominees to be elected) up to that number of votes that equals the number of shares held by him as of the Record Date. The nominees receiving the greatest number of votes, up to the number of nominees to be elected, will be elected. Submission of a Proxy withholding authority from a nominee or a broker non-vote has the effect of failing to vote for such nominee but does not otherwise act as a vote "against" such nominee.

                 BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES

                 William A. Foley joined the Company in July 1993 as President, Chief Executive Officer and a director. He was elected Chairman of the Board of Directors in October 1994 following the death of James I. FitzGibbon. Mr. Foley was President and Chief Executive Officer of Imperial Wallcoverings, Inc., a wallpaper producer and a subsidiary of Collins & Aikman, Inc., from October 1990 until February 1993. From January 1988 to October 1990, Mr. Foley was Vice President and General Manager of The Scotts Company Consumer Business Group, a producer and marketer of turf care products. Mr. Foley was Vice President and General Manager of Rubbermaid Specialty Products Division, a producer of rubber and plastic products, from 1984 to 1988, and was Vice President - Sales and Marketing for Anchor Hocking Corporation, a producer of glass products from 1970 to 1984. Mr. Foley is also a director of Associated Estates Realty Corporation, a real estate investment trust, and Libbey, Inc., a producer of glass products.

                 Daniel G. Dunstan has served as Secretary, Chief Financial Officer and a director of the Company since 1977, as Executive Vice President since January 1987 and as Chief Operating Officer since March 1991. Mr. Dunstan was the Treasurer of the Company from 1979 until March 1988.

                 Robert F. Burkhardt has served as a consultant to the Company since July 1994 and as a director since 1963. He is a co-founder of the Company and served as Vice Chairman from January 1987 to June 1994. Mr. Burkhardt served as President of the Company from May 1984 to January 1987, and as Vice President from 1963 to May 1984.

                 Paul H. Carleton has been a director of the Company since May 1984. Since January 1993, Mr. Carleton has been Managing Director of, and a principal in, Carleton, McCreary, Holmes & Co., an investment banking firm located in Cleveland, Ohio, specializing in mergers, acquisitions and public and private financings. From July 1989 through December 1992, Mr. Carleton was President, and a principal in, The Carleton Group, an investment banking firm located in Cleveland, Ohio. Prior thereto, Mr. Carleton was a Managing Director of McDonald & Company Securities, Inc., a Cleveland investment banking firm.

                 David H. Clark has been a director of the Company since December 1985. Mr. Clark was President of McLouth Steel Products Corp. from 1986 to 1988 and is now retired. From 1984 to 1985, Mr. Clark was a Vice President of L.T.V. Steel Company, Inc., and President of its Bar Division. He had also been Executive Vice-President--Steel Group for Republic Steel Corporation prior to the merger of Republic and L.T.V. in 1984.

                 F. Leon Herron, Jr. has been a director of the Company since June 1991. Mr. Herron was employed by O.M. Scott & Sons, Inc., a producer and marketer of turf care products, prior to his retirement in 1983, and served as President from 1966 to 1983 and Chairman from 1971 to 1983.

                 William B. Nicol has been a director of the Company since May 1984. Prior to his retirement in 1983, Mr. Nicol was a partner in Meaden & Moore, independent certified public accountants, where he served as Managing Partner from 1964 to 1980. Meaden & Moore served as the Company's auditors from 1962 to 1984.

                 Karl E. Ware has been a director of the Company since March 1987. Mr. Ware is currently Chairman and Chief Executive Officer of Ware Industries, Inc., a wire bending company. Prior to his retirement in 1986, Mr. Ware was employed by White Consolidated Industries, Inc., where he served as Vice Chairman and Chief Administrative Officer from 1984 to 1986 and Senior Executive Vice President and Chief Operating Officer from 1976 to 1984. He is a director of Lubrizol Corporation, a specialty chemical manufacturer; Oatey Co., a plumbing and aftermarket automotive supplier; Pioneer Standard Electronics, Inc., a national distributor of industrial electronics; and Acme-Cleveland Corporation, a diversified manufacturer and supplier of industrial and telecommunications products.

                 Stanley M. Fisher was the Company's outside counsel from 1975 to December 1994, and became a director in December 1994. He is Of Counsel with the Cleveland, Ohio law firm Arter & Hadden. Mr. Fisher was appointed by the Board of Directors to fill the vacancy created by the death of James I. FitzGibbon, a co-founder and former Chairman of the Board of Directors of the Company. Mr. Fisher has been a member of the National Conference of Commissioners on Uniform State Laws since 1983. He was appointed in 1994 by the President of the United States to the Federal Service Impasses Panel. He is a past National President of the Federal Bar Association and serves as an Adjunct Professor of Law at The Cleveland-Marshall College of Law of Cleveland State University, Cleveland, Ohio.

                 Drexel Bunch has been a director since March 3, 1995. Mr. Bunch has been employed by Nordson Corporation, a producer and marketer of industrial equipment along with software and application technologies, since 1983, where he has been Vice President, Manufacturing, since 1985. Prior to that, Mr. Bunch held the positions of Vice President of Quality and Productivity and Director of Quality Assurance. Prior to joining Nordson Corporation, Mr. Bunch was employed for more than 16 years by the Ford Motor Company.

                 J. Martin Erbaugh has been a director since March 3, 1995.
Mr. Erbaugh is an attorney who has had 17 years of management experience in the lawn care industry as President of Lawnmark, a lawn care company. Currently, he is President of Erbaugh Corp., a private investment firm; President of Coer Inc., a leasing firm; a principal of Double Play, Inc., a recreational services company; and a partner in Coer Properties, a real estate development firm. He is a director of Barefoot, Inc., a national lawn care company; a director of Morgan Fund Shares, Inc., a closed-end investment company; and a director of Morgan Bank, NA, a national bank. He is Founder, a past President and Director of The Professional Lawn Care Association of America. He is a trustee of the Morgan Foundation.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

                           Summary Compensation Table
                           --------------------------

                 The following table summarizes the compensation paid to the Chief Executive Officer and each of the Company's other four most highly compensated officers (the "Named Executive Officers") during or with respect to the fiscal years ended December 1994, 1993 and 1992 for services in all capacities to the Company.



                                                                                            Long-Term
                                                             Annual Compensation          Compensation
                                                                                             Awards



                                                                                                               All Other
                                           Fiscal          Salary            Bonus           Options         Compensation3
 Name and Principal Position                Year            ($)               ($)         (# of shares)           ($)
 ---------------------------                              -------           -------       -------------      ------------
 William A. Foley1                          1994         $275,000              -              4,000           $  6,358
 Chairman of the Board, President           19932         139,615              -            300,000                615
 And Chief Executive
 Officer

 James I. FitzGibbon                        1994          225,961              -              4,000              5,752
 Chairman of the Board1                     1993          182,692              -              9,000              5,854
                                            1992          250,000              -              9,000              5,296

 Robert F. Burkhardt,                       1994          185,177              -              4,000              7,175
 Vice Chairman                              1993          138,846              -              9,000              5,250
                                            1992          190,000              -              9,000              4,421

 Daniel G. Dunstan,                         1994          182,000              -              4,000              8,015
 Executive Vice-President                   1993          184,692           15,0004           9,000             11,422
 Chief Operating Officer,                   1992          168,039           15,0004           9,000              7,388
 Chief Accounting and
 Financial Officer and Secretary

 Philip R. Gardner,                         1994          145,000              -              4,000              5,771
 Executive Vice President, Sales            1993          147,500              -              9,000              5,027
                                            1992          122,596              -              9,000              4,085

1 James I. FitzGibbon served as Chairman of the Board until his death in October 1994. William A. Foley was elected Chairman shortly thereafter.

2 Mr. Foley was first employed by the Company effective July 1, 1993, and the salary reported for fiscal year 1993 reflects the period July 1 through December 31, 1993.

3 Reflects (i) the Company's contributions to the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust and (ii) reimbursement for medical expenses pursuant to an insurance program.

4 Reflects payment of a bonus in connection with increased services rendered during the Company's search for a new president and chief executive officer.

                       Option Grants in Last Fiscal Year
                       ---------------------------------

                 The following table sets forth the stock options granted during the year ended December 31, 1994 to the Named Executive Officers.


                                                                                 Potential Realizable
                                                                            Value at Assumed Annual Rates
                                                                              of Stock Price Appreciation
                  Individual Grants                                                  for Option Term1
- - --------------------------------------------------------------------        -----------------------------

                                   % of Total
                                    Options
                                   Granted to  Exercise
                      Options     Employees in   Price     Expiration
Name                 Granted2      Fiscal Year  ($/sh)        Date        0%($)         5%($)         10%($)
- - ----                 -------      ------------  ------        ----        -----         -----         ------
William A. Foley       4,000           3.5      16.000       3/1/04         0          $40,200       $102,000
James I. FitzGibbon    4,000           3.5      16.000       3/1/04         0          $40,200       $102,000
Robert F. Burkhardt    4,000           3.5      16.000       3/1/04         0          $40,200       $102,000
Daniel G. Dunstan      4,000           3.5      16.000       3/1/04         0          $40,200       $102,000
Philip R. Gardner      4,000           3.5      16.000       3/1/04         0          $40,200       $102,000
- - ----------------------------------------

1 Amounts have been calculated using the exercise price per share at assumed compound annual rates of stock appreciation from the date of grant to the date of expiration of 0%, 5% and 10% respectively.

2 The options were granted pursuant to the Company's 1992 Stock Incentive Plan. The options became fully exercisable on December 31, 1994. None of the options include "reload" or tax reimbursement features.

                Aggregated Option Exercises in Last Fiscal Year,
                ------------------------------------------------
                        and Fiscal Year-End Option Value
                        --------------------------------

                 The following table sets forth information for each Named
Executive Officer with regard to the aggregate stock options exercised during the year ended December 31, 1994, and the stock options held as of December 31, 1994.

                                                                                            Value of Unexercised
                                                                                                in-the-Money
                                                         Number of Unexercised                   Options at
                                                           Options at FY-End                     FY-End($)2
                                                     -----------------------------      ------------------ ---------

                 Shares Acquired        Value
Name              on Exercise(#)    Realized ($)1    Exercisable     Unexercisable       Exercisable    Unexercisable
- - ----              --------------    ------------     -----------     -------------       -----------    -------------
William A. Foley     24,200          143,264             39,800           240,000           122,436          660,000

James I. FitzGibbon3   None              n/a             73,900                 0           342,117              -0-

Robert F. Burkhardt    None              n/a             73,900                 0           342,117              -0-

Daniel G. Dunstan    15,000          142,980             43,900                 0           151,038              -0-

Philip R. Gardner    13,950          123,124             22,000                 0            12,780              -0-
- - -----------------------------------

1 Market value of underlying securities at exercise, minus the exercise price of $9.333 for William A. Foley, $6.500 and $6.417 for Daniel G. Dunstan and $7.000 and $6.417 for Philip R. Gardner.

2 Market value of underlying securities at December 31, 1994 of $12.75 minus the exercise price.

3   Reflects options held by the estate of James I. FitzGibbon.

COMPENSATION OF DIRECTORS

                 In 1994 the Company paid all Directors who are not employees a retainer of $7,500 per year and $400 per Board and committee meeting attended. Effective January 1, 1995, the annual retainer is $12,000, the compensation for Board meeting attendance is $750 and the compensation for committee meeting attendance (other than on the same day as a Board meeting) is $1,000 for the chairman of the committee and $750 for each member.

                      REPORT OF THE COMPENSATION COMMITTEE

                 The Compensation Committee of the Board of Directors (the "Compensation Committee") was responsible for determining compensation paid to the Company's executive officers during 1994. The Compensation Committee's members during 1994 were David H. Clark (Chairman), Paul H. Carleton, F. Leon Herron, Jr. and Karl E. Ware. This report describes the Compensation Committee's executive compensation philosophy and the policies and actions of the Compensation Committee in fiscal 1994 in considering compensation of the executive officers of the Company, including the Named Executive Officers.

                 The basic philosophy of the Compensation Committee is to provide compensation to the executive officers in a manner that (1) relates total compensation appropriately to corporate performance and the individual performance of each executive officer, (2) motivates the executive officers to achieve increased shareholder value, and (3) aligns the interests of the executive officers with the long-term interests of the Company's shareholders.

                 The Compensation Committee also intends to provide compensation to the executive officers at a level consistent with compensation available to executives with similar responsibilities at companies of similar size in order to continue to attract and retain key executives. The Compensation Committee generally attempts to set base pay at levels slightly below the levels at those companies and to set overall pay at levels slightly above the levels at those companies.

                 For fiscal 1994, the Compensation Committee reviewed the performance of management in connection with the considerations discussed below.

                 BASE SALARY. Base salaries are set in accordance with the Compensation Committee members' collective experience and perception of the compensation paid to executives with similar responsibilities in companies of similar size. In this context, the Compensation Committee considers management compensation reports and publicly available information concerning the peer group identified on page 10 (the "Peer Group") and concerning other competitors of, and other companies of similar size to, the Company that are not included in the Peer Group. Adjustments are made for individual performance, levels of experience and the level of responsibility undertaken.

                 ANNUAL INCENTIVES. The Compensation Committee established a Management Incentive Plan (the "Incentive Plan") in fiscal 1994 to enable the Company to reward achievement of the objectives outlined in the Company's Strategic Plan. The financial criteria used to measure achievement of these objectives for fiscal 1994, as set forth in the Incentive Plan, were earnings per share, total sales, net income, Common Share price and return on assets. While the Company outperformed both the NASDAQ Industrial Index and its Peer Group in shareholder value and growth, it did not achieve all of the Incentive Plan objectives in 1994 and no Incentive Plan payout was made.

                 LONG-TERM INCENTIVES. The Company has an equity-based award plan that provides for awards of share options, restricted shares, share appreciation rights, limited share appreciation rights and performance units. This plan is designed to create long-term incentives that align the interests of the Company's shareholders and its management. The plan is available to midlevel and senior Company officers and executives who are responsible for the Company's long-term growth. In 1994, each Named Executive Officer was granted options to purchase 4,000 Common Shares. The Compensation Committee believes that option grants should be made on an annual basis to continue to provide eligible employees a proprietary and vested interest in the growth and performance of the Company, and does not specifically consider the number of options held by an employee in making an award.

                 CHIEF EXECUTIVE OFFICER COMPENSATION. The Company's compensation philosophy for its Chief Executive Officer is based on the principles of corporate and individual performance set forth above. The Company has an employment agreement with William A. Foley, its Chairman of the Board, President and Chief Executive Officer (the "Agreement"), which was entered into in July 1993. Pursuant to the Agreement, Mr. Foley receives annual compensation of $275,000, which was targeted as described in the third paragraph of this report. Mr. Foley's annual compensation may be increased in accordance with performance standards established by the Compensation Committee and approved by the Board of Directors from time to time. Under the Agreement, Mr. Foley was granted options to purchase up to 300,000 Common Shares. These options vest at the rate of 20% per year over a five-year period beginning June 30, 1994. The below-market per share exercise prices of $9.33 for the first 60,000 Common Shares and $10.00 per share for the remaining 240,000 Common Shares were set in lieu of additional cash compensation and to provide Mr. Foley an enhanced proprietary and vested interest in the future growth and performance of the Company. As stated above under "Long-term Incentives," Mr. Foley was also granted options during 1994 to purchase 4,000 Common Shares under the Company's equity-based award plan.

                                           The Compensation Committee
                                                   David H. Clark, Chairman
                                                   Karl E. Ware
                                                   F. Leon Herron, Jr.
                                                   Paul H. Carleton

                            PERFORMANCE COMPARISON

                 The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1989 in each of (i) the Company's Common Shares, (ii) the NASDAQ Industrial Index, and (iii) a fund investing proportionately, based on respective market capitalization, in the common stocks of the group of companies which the Company has identified as its peer group solely for this purpose.

                   1989      1990       1991       1992        1993      1994
LESCO           $100.00    $73.89    $129.60    $170.90     $242.90   $196.54
NASDAQ           100.00     90.64     149.32     161.82      173.40    167.85
PEER GROUP       100.00     67.22      94.35     111.43      135.23    122.24


                 The Company is engaged in the manufacture and marketing of an extensive line of golf course and lawn care products. These products include fertilizers, turf protection products, grass seed, turf care equipment, replacement parts and golf course accessories. In reviewing published industry and line of business indexes, the Company has not identified an index which portrays the Company's line of business. The Company competes with national suppliers that market strictly fertilizers, turf protection products or equipment directly to the end users. The Company also competes with numerous privately held regional and local suppliers which offer a more diverse line of turf care products than do the national suppliers. LESCO believes it is the only national, publicly held company that supplies a full range of products to the turf industry and sells directly to the end user.

                 Therefore, for purposes of preparing the above graph, LESCO has selected a peer group of publicly held companies as follows:

         .       Toro Company - Manufactures lawn maintenance equipment.

         . General Host - Operates a chain of specialty retail stores devoted to the sale of lawn and garden products, craft and Christmas merchandise.

         . Ringer Corp. - Develops and sells environmentally compatible lawn, garden and turf products. (Ringer Corp. commenced trading on NASDAQ in 1990 and is included in the peer group index only after December 31, 1990.)

         . O.M. Scott & Sons, Inc. - Manufactures and markets consumer do-it-yourself lawn care and professional golf course turf care products. (Scott's commenced trading on NASDAQ in 1992 and is included in the peer group index only after December 31, 1992.)

                 The above list represents publicly held companies that manufacture or market turf care related products. The Company intends to add to this peer group list as additional publicly held companies are identified.

        PROPOSAL TO APPROVE THE LESCO, INC. DIRECTORS' STOCK OPTION PLAN

DESCRIPTION

                 The Company's Board of Directors (the "Board") adopted a Directors' Stock Option Plan (the "Plan") on March 3, 1995 (the "Effective Date"). This description is a summary of the Plan and is subject to and qualified in its entirety by reference to the complete text of the Plan. (A copy of the Plan may be obtained by written request sent to Daniel G. Dunstan, Secretary, LESCO, Inc., 20005 Lake Road, Rocky River, Ohio 44116.)

                 Under the Plan, awards of options to purchase Common Shares ("Options") may be made to any Director of the Company who is not an employee of the Company or of any of its subsidiaries (an "Eligible Director"). The Options provided for under the Plan are not intended to and do not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                 The Plan is not qualified under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

PURPOSE OF THE PLAN

                 The purpose of the Plan is to encourage those directors of the Company who are not employees of the Company or of any of its subsidiaries to acquire share ownership in the Company, to permit those directors to benefit from share value appreciation, and to assist the Company in attracting and retaining highly qualified directors.

AMENDMENT AND TERMINATION OF THE PLAN

                 The Board may at any time terminate, suspend, or amend the Plan, but no such termination, suspension, or amendment may materially and adversely affect any outstanding Options without the consent of the Eligible Directors to whom such Options have been granted (a "Grantee"), and no amendment may be made without shareholder approval if the amendment would: (a) materially increase the benefits accruing to participants under the Plan; (b) increase or decrease the number of Common Shares which may be issued under the Plan; or (c) materially modify the eligibility requirements of the Plan.

SHARES SUBJECT TO THE PLAN

                 The aggregate number of Common Shares with respect to which awards may be made under the Plan is 100,000. This maximum number of Common Shares is subject to appropriate adjustment upon the occurrence of certain events, including stock dividends, stock splits, mergers, consolidations, reorganizations, recapitalizations, or other capital adjustments. If any Option granted under the Plan expires, terminates, or is surrendered or cancelled without having been exercised in full, the Common Shares then subject to the Option will again be available for awards under the Plan.

ADMINISTRATION OF THE PLAN

                 The Plan is administered by the Company's Compensation and Governance Committee (the "Committee"), which consists of not less than three Directors of the Company appointed by the Board. The members of the Committee serve at the pleasure of the Board, which may remove members from the Committee or appoint new members to the Committee from time to time. Members of the Committee may resign by written notice to the Chairman of the Board or the Secretary of the Company. The Committee may adopt any rules it considers appropriate for the conduct of its business or the administration of the Plan, make interpretations of the Plan which it deems consistent with the Plan's provisions, and take any other actions it considers appropriate in connection with the Plan. The Committee has such additional authority as the Board may determine to be desirable from time to time. All awards under the Plan will be evidenced by an agreement between the Company and the Grantee.

ELIGIBILITY FOR PARTICIPATION IN THE PLAN

                 Only an individual who is a director of the Company and not an employee of the Company or of any subsidiary of the Company is eligible to participate in the Plan.

GRANT OF OPTIONS

                 Options are granted annually based on the Company's
performance results for the prior fiscal year as measured by net income.  Each
Eligible Director will be granted options as follows:
         Actual Net Income as a
         Percentage of Budgeted Net Income                  Number of Options
         ---------------------------------                  -----------------
                  95 -  99.99%                                        500
                 100 - 104.99%                                      1,000
                 # 105%                                             2,000

                 Awards will be calculated and granted as soon as practicable after audited financial statements for the applicable fiscal year are available.

                 Options granted under the Plan will have an exercise price equal to the fair market value of the Common Shares on the date of grant. The exercise price and the number of Common Shares subject to Options will be appropriately adjusted in the event of stock splits, stock dividends, recapitalizations, and certain other events involving a change in the Company's capital structure.

EXERCISE OF OPTIONS

                 All Options granted under the Plan are fully vested on the date of grant. Options become exercisable on December 31 of the year in which they are granted but on the death of a Grantee or the departure from the Board of Directors of a Grantee for reasons other than cause, all options held by that Grantee become immediately exercisable. No option is exercisable more than ten years from the date of grant. If a Grantee ceases to be an Eligible Director for any reason, then all Options or any unexercised portion of such Options which otherwise are exercisable will terminate unless exercised within six months after the Grantee ceases to be an Eligible Director (but in no event after expiration of the original term of the Option), but if the Grantee ceases to be an Eligible Director by reason of the Grantee's death, the six month period will instead be a one-year period. Notwithstanding the foregoing, upon the discharge of any Grantee as a Director of the Company for cause, all unexercised Options awarded to that Grantee will immediately lapse and be of no further force or effect. No Option under the Plan is transferable by a Grantee other than by will or the laws of descent and distribution. Upon the death of a Grantee under the Plan, Options are exercisable only by the executor or administrator of the Grantee's estate.

PAYMENT FOR COMMON SHARES

                 Payment for Common Shares issuable on the exercise of Options under the Plan is permitted in the form of cash, by the surrender of Common Shares valued at their then fair market value, or by a combination of Common Shares and cash.

FEDERAL INCOME TAX CONSEQUENCES

                 All of the Options under the Plan are nonqualified stock
options.   With respect to nonqualified stock options, in general, for federal income tax purposes under present law:

                   (i) The grant of a nonqualified stock option, by itself, will not result in income to the optionee.

                  (ii) Except as provided in (v) below, the exercise of a nonqualified stock option (in whole or in part, according to its terms) will result in ordinary income to the optionee at that time in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise over the option price.

                 (iii) Except as provided in (v) below, the tax basis of the shares acquired upon exercise of a nonqualified stock option, which will be used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, will be the fair market value of the shares on the date of exercise.

                  (iv) No deduction will be allowable to the employer corporation upon the grant of a nonqualified stock option, but upon the exercise of a nonqualified stock option, a deduction will be allowable to the employer corporation at that time in an amount equal to the amount of ordinary income realized by the optionee exercising such option if the employer corporation deducts and withholds appropriate federal withholding tax.

                   (v) With respect to the exercise of a nonqualified stock option and the payment of the option price by the delivery of Common Shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period of the optionee in the shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time in the amount of the fair market value of such excess shares, the tax basis of such excess shares will be equal to the fair market value of such shares at the time of exercise, and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.

                 The federal income tax information presented herein is only a general summary of the applicable provisions of the Internal Revenue Code and regulations promulgated thereunder as in effect on the date of this Proxy Statement. The actual federal, state, local, and foreign tax consequences to an optionee may vary depending upon his particular circumstances.

                 Approval of the Plan requires the affirmative vote of the holders of a majority of the Common Shares represented at the meeting, in person or by proxy. Abstentions will have the same effect as a vote against approval of the Plan, and broker non-voters will not affect the outcome of the vote. If the Plan is approved by the shareholders, it will continue in effect until terminated by the Board of Directors.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                             SECURITY  OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


                 The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Shares as of April
1, 1995 by each of the Directors (including nominees to be elected as Directors), each of the Named Executive Officers, the Directors and executive officers as a group, and each person known to the Company to be the beneficial owner of five percent or more of the outstanding Common Shares.

                                                                    SHARES BENEFICIALLY OWNED (1)
BENEFICIAL                                               NUMBER                                        PERCENT
Drexel Bunch                                                -0-                                          *

Robert F. Burkhardt (2)(3)(4)                           637,317                                          8.1

Paul H. Carleton                                            300                                          *

David H. Clark (3)                                       10,750                                          *

Daniel G. Dunstan (2)(3)(5)                             197,802                                          2.5

J. Martin Erbaugh (10)                                    8,500                                          *

Stanley M. Fisher (8)                                    18,610                                          *

William A. Foley (2)(3)(9)                               61,239                                          *

Philip R. Gardner (2)(3)                                 49,627                                          *

F. Leon Herron, Jr. (11)                                  2,700                                          *

William B. Nicol                                            600                                          *

Karl E. Ware (6)                                         14,700                                          *

All directors, nominees and                           1,002,145                                         12.0
executive officers as a group
(12 persons)

Naomi C. FitzGibbon (2)(3)(7)                         1,178,027                                         15.0
1330 Galleon Drive
Naples, Florida 33940


____________________________

* Less than one percent

(1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes below.





                                      -14-

(2) Includes shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust which are beneficially owned by the named persons as follows: Mr. Burkhardt, 150,377 shares; Mr. Dunstan, 56,403 shares; Mrs. FitzGibbon, 197,009 shares; Mr. Foley, 639 shares; and Mr. Gardner, 27,350 shares. Persons who beneficially own shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust have sole voting power with respect to such shares.

(3) Mr. Burkhardt and Mrs. FitzGibbon, as personal representative of the estate of James I. FitzGibbon, hold exercisable options to purchase 73,900 shares each. Mr. Dunstan holds exercisable options to purchase 43,900 shares. Mr. Gardner holds exercisable options to purchase 22,000 shares. Mr. Clark holds exercisable options to purchase 7,500 shares. Mr. Foley holds exercisable options to purchase 37,960 shares.

(4) Includes 68,885 shares owned by Mr. Burkhardt's wife; 16,600 shares owned by the Robert and Virginia Burkhardt Charitable Foundation; 124,800 shares owned by the Burkhardt Family Limited Partnership (Mr. Burkhardt disclaims beneficial ownership with respect to 119,780 of these shares); and 3,940 shares owned by Mr. Burkhardt's wife as custodian for minor grandchildren.

(5)      Includes 30 shares owned by Mr. Dunstan's son.

(6) Includes 8,700 shares owned jointly by Mr. Ware and his wife, and 6,000 shares owned by his daughter.

(7) Includes 182,195 shares owned by the FitzGibbon Family Limited Partnership (Mrs. FitzGibbon disclaims beneficial ownership with respect to 174,907 of these shares), 175,000 shares owned by the Naomi C. FitzGibbon Charitable Remainder Unitrust, of which Mrs. FitzGibbon is sole trustee; and 13,000 shares held by the FitzGibbon Family Foundation (of which Mrs. FitzGibbon disclaims beneficial ownership), of which Mrs. FitzGibbon is sole trustee.

(8) Includes 17,750 shares in the Employee Retirement Plan and Trust, Stanley M. Fisher, Trustee.

(9)      Includes 1,840 shares owned by Mr. Foley's minor children.

(10) Includes 1,000 shares owned by Mr. Erbaugh's wife and 833 shares owned by his minor children.

(11)     Includes 200 shares owned by Mr. Herron's wife.

                             SECTION 16 COMPLIANCE

                 Based solely on the Company's review of Forms 3, 4 and 5 filed by or on behalf of the Company's directors, executive officers and principal shareholders and certain written representations from those persons, which have been submitted to the Company with respect to the 1994 fiscal year, pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, all required reports were filed on a timely basis.

                              CERTAIN TRANSACTIONS

                 The Company has advanced funds, evidenced by demand promissory notes, to Daniel G. Dunstan, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary and a director, and Philip R. Gardner, Vice President-Lawn Care Sales and National Accounts. These loans bear interest (payable on demand) at 1/2% above a specified bank's prime rate for Mr. Dunstan and at the prime rate for Mr. Gardner. Mr. Dunstan paid $79,674, the aggregate amount outstanding including accrued interest in March 1994. As of March 31, 1995, the aggregate amount outstanding (including accrued but unpaid interest) on the loan to Mr. Gardner was $79,900.

                 Arter & Hadden, a law firm with which Mr. Fisher is Of Counsel, performed legal services for the Company during 1994. Mr. Fisher is a director of the Company.

                              INDEPENDENT AUDITORS

                 The firm of Ernst & Young LLP served as the independent auditors for the Company for the fiscal year ended December 31, 1994, and the Company has selected Ernst & Young LLP to so serve for the year ending December 31, 1995. A representative of Ernst & Young LLP is expected to be present at the annual meeting of shareholders. This representative will be afforded an opportunity to make a statement at the meeting, if he so desires, and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

                 Any shareholder proposal to be considered for inclusion in the Proxy Statement for next year's annual meeting of shareholders must be received by the Company at 20005 Lake Road, Rocky River, Ohio 44116 on or before December 13, 1995.

                                 OTHER MATTERS

                 The management of the Company does not know of any matters which may properly be presented at the meeting other than as specifically set forth in the Notice of Annual Meeting. If any other matter comes before the meeting or any adjournment thereof, the persons named in the accompanying form of Proxy and acting thereunder will vote in accordance with their best judgment with respect to such matter.

                                                    LESCO, INC.


                                                    Daniel G. Dunstan, Secretary

                                                    DATED:  April 13, 1995


LESCO, INC.                                     PROXY SOLICITED ON BEHALF OF THE BOARD OF
                                                DIRECTORS FOR ANNUAL MEETING MAY 17, 1995

The undersigned hereby appoints William A. Foley, Robert F. Burkhardt and
Daniel G. Dunstan as Proxies, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below, all the Shares of LESCO, Inc. held of record by the undersigned on April
7, 1995, at the Annual Meeting of shareholders to be held on May 17, 1995, or any adjournment thereof.

1.  ELECTION OF DIRECTORS.
    /  / FOR all nominees listed below              /  / WITHHOLD AUTHORITY
        (except as marked to the contrary below)         to vote for all nominees listed below

  William A. Foley, Robert F. Burkhardt, Daniel G. Dunstan, Paul H. Carleton,
     William B. Nicol, David H. Clark, Karl E. Ware, F. Leon Herron, Jr.,
     Drexel Bunch, J. Martin Erbaugh and Stanley M. Fisher.

  (Instruction: To withhold authority to vote for any individual nominee(s), write the name of such nominee(s) in the space provided below.)
- - -------------------------------------------------------------------------------
2. Proposal to approve the LESCO, Inc. Directors' Stock Option Plan.
                                        / / FOR     / / AGAINST     / / ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                 (Continued and to be signed on reverse side)



                         (Continued from other side)
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in item 1 above and FOR item 2 above. If voting for directors is cumulative, the Proxies may cumulate or distribute votes in such fashion as they believe will maximize the number of persons elected from among nominees for whom authority is granted.

Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing
                                       as attorney, executor, administrator,
                                       trustee, or guardian, please give full
                                       title as such. If a corporation, please
                                       sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                           Dated _______________, 1995

                                       ________________________________________
                                                     Signature

                                       ________________________________________
                                              Signature if held jointly

                                       PLEASE MARK, SIGN, DATE AND RETURN THE
                                       PROXY CARD PROMPTLY USING THE ENCLOSED
                                       ENVELOPE.